GLOBAL CUSTODY AGREEMENT

For Foreign and Domestic Securities

This Custodian Agreement (“Agreement”) is made as of May 15, 2019 by and between Frost Family of Funds ("Principal") and MUFG Union Bank, N.A. ("Custodian").

WHEREAS, the Custodian is a bank meeting the qualifications required by Section 17(f)(1) of the Act to act as custodian of the portfolio securities and other assets of investment companies; and

WHEREAS, Principal wishes to retain the Custodian to act as custodian of its portfolio securities and other assets, and the Custodian has indicated its willingness to so act;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. DEFINITIONS Certain terms used in this Agreement are defined as follows:

1.1. "Account" means, collectively, each account maintained by Custodian on behalf of Principal pursuant to Paragraph 4 of this Agreement.

1.2. "Act" means the Investment Company Act of 1940, as amended, and the rules and regulations adopted by the U.S. Securities and Exchange Commission ("SEC") thereunder, including §270.17f-4, §270.17f-5 and §270.17f-7, all as may be amended from time to time.

1.3. “Board” means the Board of Trustees or the Board of Directors of Principal.

1.4. “Depository” means both any “securities depository” within the meaning of §270.17f-4 of the Act and any Eligible Securities Depository.

1.5. "Eligible Foreign Custodian" means an entity that is incorporated or organized under the laws of a country other than the United States and that is a Qualified Foreign Bank, as defined in §270.17f-5(a)(5) of the Act.

1.6. "Eligible Securities Depository", ("Depository", or collectively "Depositories") means a system for the central handling of securities as defined in §270.17f-7(b)(1) of the Act.

1.7. “Emerging Market” means each market so identified in Appendix A attached hereto.

1.8. “Foreign Account” means an Account in which Foreign Currencies or Securities are held by the Custodian for the benefit of clients whether in comingled accounts or accounts designated for each beneficial owner as is required under the regulatory jurisdiction where the Foreign Account is established.

1.9. “Foreign Assets” has the meaning provided in §270.17f-5(a)(2) of the Act.

1.10. “Foreign Currency” (“Currencies”) means any currency or any composite currency unit issued by a government or entity other than the United States Department of Treasury.

1.11. “Foreign Market” means each market so identified in Appendix A attached hereto.

1.12. “Sub-Custodian” means an entity, including an Eligible Foreign Custodian and Domestic Sub-Custodian, which Custodian retains to hold Securities.

1.13. “Global Sub-Agent Network” (“Sub-Agent Network” or “Sub-Agents”) means any Sub-Custodian located in the United States (the “Domestic Sub-Custodian”), and any sub-agents located in the countries and markets where Eligible Foreign Sub-Custodians and Eligible Foreign Depositories are maintained by Custodian or any Sub-Custodian located in the United States which utilizes a Sub-Agent Network on behalf of Custodian.

© MUFG Union Bank, N.A. (2018-08-07MFMA)	Page 1 of 15

1.14. "Governing Documents" means, with respect to each of the portfolios, (i) the declaration of trust or other constituting document of the Principal of which the portfolio is a series or portfolio, (ii) the currently effective prospectus under the Securities Act, (ii) the most recent statement of additional information, and (iii) a certified copy of the Board approving the engagement of the Custodian to act as custodian of the Securities.

1.15. "Investment Manager" or “Manager” means an investment advisor or manager identified by Principal in a written notice to Custodian as having the authority to direct Custodian regarding the management, acquisition, or disposition of Securities.

1.16. “Monitoring System” means the policies and procedures established by Custodian to fulfill its duties to monitor the custody risks associated with maintaining Securities with a Sub-Custodian or Depository on a continuing basis, pursuant to this Agreement.

1.17. “Portfolio” means individual accounts as identified on Schedule A.

1.18. "Securities" means securities as defined in §2(a)(36) of the Act together with cash or any currency or other property of Principal and all income and proceeds of sale of such securities or other property of Principal that are held by Custodian in the Account.

1.19. “Securities Act” means the Securities Act of 1933, as amended.

2. APPOINTMENT

2.1. Principal hereby appoints the Custodian as the custodian of the Securities of each of its portfolios, and Custodian hereby accepts such appointment and agrees to establish and maintain one or more accounts (the “Account”) for Principal in which Custodian will hold the Securities.

2.2. Principal has provided the Custodian with a copy of its Governing Documents, and will provide the Custodian with a copy of amendments, supplements and modifications thereof from time to time.

2.3. The Custodian hereby accepts appointment as custodian of the Securities of Principal and agrees to perform the duties of such custodian in accordance with the provisions of this Agreement.

3. REPRESENTATIONS AND ACKNOWLEDGEMENTS

3.1. Power to Enter Agreement. Principal represents that, with respect to the Account, Principal is authorized to enter into this Agreement and to retain Custodian on the terms and conditions and for the purposes described herein.

3.2. Foreign Custody Manager. The Custodian agrees to serve as Principal’s “Foreign Custody Manager” as defined in Rule §270.17f-5(a)(3) of the Act, in respect of Principal’s Foreign Assets held from time to time by the Custodian with any Sub-Custodian that is an Eligible Foreign Custodian or with any Eligible Securities Depository and to comply with the provisions set forth in Rule 17f-5 under the Act.

3.3. Custodian’s Sub-Agent Network. Principal hereby acknowledges receiving appropriate notice of Custodian's selection of the use of those Eligible Foreign Custodians and Eligible Securities Depositories that are identified in Appendix A of this Agreement as amended from time to time.

4. ESTABLISHMENT OF ACCOUNT

Custodian shall open and maintain, on behalf of each Portfolio, a separate Account or Accounts in the name of Principal and shall hold in such Account or Accounts, subject to the provisions hereof, all Securities received by it from or for the Account of the Principal. Custodian, in its sole discretion, may reasonably refuse to accept any property now or hereafter delivered to it for inclusion in the Account. Principal shall be notified promptly of such refusal and any such property shall be immediately returned to Principal. Custodian shall be under no duty to take any action hereunder on behalf of the Principal except as specifically set forth herein or as may be specifically agreed to by Custodian and the Principal in a written amendment hereto.

© MUFG Union Bank, N.A. (2018-08-07MFMA)	Page 2 of 15

5. CUSTODY AND REGISTRATION

Custodian may (i) maintain possession of all or any portion of the Securities, including possession in a foreign branch or other office of Custodian; or (ii) retain, in accordance with this Paragraph 5 and Paragraph 6 of this Agreement, one or more Sub-Custodians to hold all or any portion of the Securities. Custodian and any Sub-Custodian may, in accordance with this Paragraph 5 and Paragraph 6 of this Agreement, deposit definitive or book-entry Securities with one or more Depositories.

5.1. Identification of Securities. Custodian shall ensure the Securities are at all times properly identified as being held for the appropriate Account. Custodian shall segregate physically the Securities from other securities owned by Custodian. Custodian shall not be required to segregate physically Securities held for Principal from other securities or property held by Custodian for third parties as custodian or other representative capacity, but Custodian shall maintain adequate records indicating that Principal is the beneficial owner of the Securities.

5.2. Use of Depositories and Sub-Custodians. Custodian may, in its discretion, deposit any Securities which, under applicable law, are eligible to be so deposited in a Depository or Sub-Custodian account. Securities and Foreign Currencies held by a Sub-Custodian or Depository will be held subject to the rules, terms, and conditions of such securities markets or securities depositories. If Custodian deposits Securities with a Sub-Custodian or Depository, Custodian shall maintain adequate records showing the identity and location of the Sub-Custodian or Depository, the Securities held by the Sub-Custodian or Depository and each account to which such Securities belong. With respect to Securities that are held for Custodian or any Sub-Custodian at a Depository, as defined in §270.17f-4 of the Act, Custodian shall satisfy or cause the Sub-Custodian to satisfy the requirements of §270.17f-4 of the Act.

5.3. Use of Nominees. Custodian shall have the right to hold or cause to be held all Securities in the name of the Custodian, or for any Sub-Custodian or Depository, or in the name of a nominee of any of them as Custodian shall determine to be appropriate under the circumstances.

5.4. Foreign Currency Deposits. The Custodian may in accordance with customary practices hold any currency in which any cash is denominated on deposit, and effect transactions relating thereto, through an account with an affiliate of Custodian, or Sub-Custodian or Depository in the country where such currency is the lawful currency or in other countries where such currency may be lawfully held on deposit.

5.5. Transferability and Convertibility of Currency. Custodian shall have no liability for any loss or damage arising from the applicability of any law or regulation now or hereafter in effect, or from the occurrence of any event, which may affect the transferability, convertibility, or availability of any currency in the countries where such Foreign Accounts are maintained and in no event shall Custodian be obligated to substitute another currency for a currency whose transferability, convertibility, or availability has been affected by such law, regulation or event. To the extent that any such law, regulation or event imposes a cost or charge upon Custodian in relation to the transferability, convertibility, or availability of any such currency, such cost or charge shall be for the Account.

5.6. Delivery of Securities. If Principal or Investment Manager directs Custodian to deliver assets, certificates or other physical evidence of ownership of Securities to any broker or other party, other than a Sub-Custodian or Depository employed by Custodian for purposes of maintaining the Account, Custodian’s sole responsibility shall be to exercise care and diligence in effecting the delivery as instructed by Principal or Manager. Upon completion of the delivery, Custodian shall be discharged completely of any further liability or responsibility with respect to the safekeeping and custody of Securities so delivered.

5.7. Transferability of Securities. Except as otherwise provided under this Agreement or as the parties may otherwise agree, Custodian shall ensure that (i) the Securities will not be subject to any right, charge, security interest, lien, or claim of any kind in favor of Custodian or any Sub-Custodian or any person claiming through any of them except for Custodian's expenses relating to the Securities' safe custody or administration or other services made available under contractual agreements to Account by Custodian, and in the case of cash deposits at an Eligible Foreign Custodian, liens or rights in favor of the creditors of the Eligible Foreign Custodian arising under bankruptcy, insolvency, or similar laws, and (ii) the beneficial ownership of the Securities will be freely transferable without the payment of money or value other than for safe custody or administration.

5.8. Access to Account Records. Principal or its designee, shall have access, upon reasonable prior notice to Custodian, during regular business hours to the books and records relating to the Accounts, or shall be given confirmation of the contents of the books and records, maintained by Custodian or any Sub-Custodian holding securities hereunder to verify the accuracy of such books and records. Custodian shall notify Principal promptly of any applicable law or regulation in any country where Securities are held that would restrict such access or confirmation.

© MUFG Union Bank, N.A. (2018-08-07MFMA)	Page 3 of 15

6. SELECTION AND MONITORING OF GLOBAL SUB-AGENT NETWORK

Upon written notice to Principal, as provided in Subparagraph 6.3 of this Agreement, Custodian may from time to time select one or more Domestic Sub-Custodians and Eligible Foreign Custodians and, subject to the provisions of Subparagraph 6.5, one or more Eligible Securities Depositories, to hold Securities hereunder.

6.1. Governing Sub-Agent Agreement. Any relationship Custodian establishes with an Eligible Foreign Custodian with respect to Securities shall be governed by a written contract providing for the reasonable care of Securities based on the standards specified in Section §270.17(f)-5(c)(1) of the Act, and including the provisions set forth in Sections §270.17(f)-5(c)(2)(i)(A) through (F) of the Act, or provisions which Custodian determines provide the same or greater protection of Principal's Securities.

6.2. Sub-Agent Network Selection.

6.2.1. Foreign Sub-Custodian. In selecting an Eligible Foreign Custodian on behalf of Custodian, the Domestic Sub-Custodian shall exercise reasonable care, prudence and diligence and shall consider whether the Securities will be subject to reasonable care, based on the standards applicable to custodians in the relevant market, including (i) the Eligible Foreign Custodian's practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the method of keeping custodial records, and the security and data protection practices; (ii) the Eligible Foreign Custodian's financial strength, general reputation and standing in the country in which it is located, its ability to provide efficiently the custodial services required, and the relative cost of such services; and, (iii) whether the Eligible Foreign Custodian has branch offices in the United States, or consents to service of process in the United States, in order to facilitate jurisdiction over and enforcement of judgments against it.

6.2.2. Securities Depository. In selecting an Eligible Securities Depository, Custodian shall exercise reasonable care, prudence, and diligence in evaluating the custody risks associated with maintaining Securities with the Eligible Securities Depository under Custodian's custody arrangements with any relevant Eligible Foreign Custodian and the Eligible Securities Depository.

6.3. Notices to Principal. Custodian shall give written notice to Principal of the deposit of Securities with an Eligible Foreign Custodian or, directly or through an Eligible Foreign Sub-Custodian, with an Eligible Securities Depository. The notice shall identify the Eligible Foreign Custodian or Eligible Securities Depository and shall include reasonably available information relied on by Custodian in making the selection.

6.4. Monitoring of Sub-Agent Network. Custodian shall monitor under its Monitoring System the appropriateness of the continued custody or maintenance of Principal's Securities with each Domestic Sub-Custodian and their Global Network of Eligible Foreign Custodian or Eligible Securities Depository.

6.4.1. Custodian shall evaluate and determine at least annually the continued eligibility of its Domestic Sub-Custodian and each Eligible Foreign Custodian and Eligible Securities Depository approved by Principal to act as such hereunder. In discharging this responsibility, Custodian shall (i) monitor on a continuing basis the services and reports provided by its Domestic Sub-Custodian for each of its Eligible Foreign Custodians or Eligible Securities Depositories; (ii) at least annually, obtain and review the periodic reports published by its Domestic Sub-Custodian confirming the Domestic Sub-Custodian’s review of the continued eligibility of each Foreign Sub-Custodian and Foreign Securities Depository; and (iii) review periodic reports related to the Domestic Sub-Custodian’s periodic physical inspections of the operations of each Eligible Foreign Custodian or Eligible Securities Depository as deemed appropriate.

6.4.2. Custodian shall provide to the Board annually and at such other times as the Board may reasonably request based on the circumstances of the Principal’s foreign custody arrangements, written reports notifying the Board of the placement of Securities of Principal with a particular Domestic Sub-Custodian or a particular foreign Eligible Foreign Custodian within a Foreign Market or an Emerging Market and of any material change in the arrangements (including any material changes in any contracts governing such arrangements or any material changes in the established practices or procedures of Depositories) with respect to Securities of the Principal held by the Eligible Foreign Custodian.

© MUFG Union Bank, N.A. (2018-08-07MFMA)	Page 4 of 15

6.4.3. If Custodian determines that (i) any Eligible Foreign Custodian or Eligible Securities Depository no longer satisfies the applicable requirements described in Subparagraph 1.5 of this Agreement (in the case of an Eligible Foreign Custodian) or Subparagraph 1.6 of this Agreement (in the case of an Eligible Securities Depository); or, (ii) any Eligible Foreign Custodian or Eligible Securities Depository is otherwise no longer capable or qualified to perform the functions contemplated herein; or, (iii) any change in a contract with a Eligible Foreign Custodian or any change in established Eligible Securities Depository or market practices or procedures shall cause a custody arrangement to no longer meet the requirements of the Act, Custodian shall promptly give written notice thereof to Principal. The notice shall either indicate Custodian's intention to transfer Securities held by the removed Eligible Foreign Custodian or Eligible Securities Depository to another Eligible Foreign Custodian or Eligible Securities Depository previously identified to Principal, or include a notice pursuant to Subparagraph 6.3 of this Agreement of Custodian's intention to deposit Securities with a new Eligible Foreign Custodian or Eligible Securities Depository, in either instance such transfer of Securities to be effected as soon as reasonably practical.

6.5. Compulsory Depositories. Notwithstanding the foregoing sub-sections of this Paragraph 6, Custodian shall have no responsibility for the selection or monitoring of any Eligible Securities Depository or Eligible Securities Depository’s agent (“Compulsory Depository”) (i) the use of which is mandated by law or regulation; (ii) because securities cannot be withdrawn from the depository; or (iii) because maintaining securities outside the securities depository is not consistent with prevailing market practices in the relevant market; provided however, that Custodian shall notify Principal if Principal has directed a trade in a market containing a Compulsory Depository, so Principal and Advisor shall have an opportunity to determine the appropriateness of investing in such market.

6.6. Assessment of Custody Risk. Principal and Custodian agree that, for purposes of this Paragraph 6, Custodian’s determination of appropriateness shall only include custody risk, and shall not include any evaluation of “country risk” or systemic risk associated with the investment or holding of assets in a particular country or market, including, but not limited to (i) the use of Compulsory Depositories; (ii) the country’s or market's financial infrastructure; (iii) the country’s or market's prevailing custody and settlement practices; (iv) risk of nationalization, expropriation or other governmental actions; (v) regulation of the banking or securities industries; (vi) currency controls, restrictions, devaluation or fluctuation; and (vii) country or market conditions which may affect the orderly execution of securities transactions or affect the value of the transactions. Principal and Custodian further agree that the evaluation of any such country and systemic risks shall be solely the responsibility of Principal and the Investment Manager.

7. TRANSACTIONS

7.1. Instructions and Immediately Available Funds. Principal, or where applicable, the Investment Manager, is responsible for ensuring that Custodian receives timely instructions and sufficient immediately available funds for all transactions by such time and date as conditions in the relevant market dictates. As used herein, "sufficient immediately available funds" shall mean either (i) sufficient cash denominated in the currency of Principal's home jurisdiction to purchase the necessary foreign currency, or (ii) sufficient applicable foreign currency, to settle the transaction. If Custodian does not receive such timely instructions and/or immediately available funds, Custodian shall have no liability of any kind to any person, including Principal, for failing to effect settlement. However, Custodian shall use reasonable efforts to effect settlement as soon as possible after receipt of appropriate instructions. Unless otherwise specified by Principal or Manager, foreign exchange transactions will be processed according to the instructions in Appendix B.

7.2. Customary or Established Settlement Practices. Principal and Manager acknowledge settlement of and payment for Securities received for and delivered from the Account may be made in accordance with the customary or established securities trading and securities processing practices in the market in which the transaction occurs. Principal understands that when Custodian is instructed to deliver Foreign Securities or Foreign Currencies against payment, delivery of such Foreign Securities and Foreign Currencies and receipt of payment therefore may not be completed simultaneously. Principal assumes full responsibility for all credit risks involved in connection with Custodian's delivery of Foreign Securities or Foreign Currencies pursuant to instructions of Principal or Manager.

7.3. Additions to and Withdrawals from Account. Custodian shall make all additions and withdrawals of Securities to and from this Account only upon receipt of and pursuant to written instructions from Principal or Manager and in accordance with Custodian’s procedures.

7.4. Purchase or Sales. Principal or Manager from time to time may instruct Custodian regarding the purchase or sale of Securities in accordance with this Paragraph 7.

© MUFG Union Bank, N.A. (2018-08-07MFMA)	Page 5 of 15

7.5. Purchases. Provided the Account contains sufficient funds, Custodian shall settle purchases by charging the Account with the amount necessary to make the purchase and effecting payment to the seller or broker for the Securities as provided in this section and as provided herein. Custodian shall have no liability of any kind to any person, including Principal, except in the case of Custodian’s negligent acts or willful misconduct, if Custodian is unable to settle a purchase or sale because the Account does not contain sufficient funds, or if Custodian effects payment on behalf of the Account, and the settler or broker specified by Manager fails to deliver the Securities purchased. Custodian shall exercise such ordinary care and diligence as would be employed by a reasonably prudent custodian in examining and verifying the certificates or other indicia of ownership of the Securities purchased before accepting them, except with respect to assets described in Paragraph 7.7.

7.6. Sales. Custodian shall settle sales by delivering certificates or other indicia of ownership of the Securities, and as instructed, shall receive cash for such sales. Custodian shall have no liability of any kind to any person, including Principal, if Custodian exercises due diligence and delivers such certificates or indicia of ownership and the purchaser or broker fails to effect payment.

7.7. Depository Settlement. If a purchase or sale is settled through a Sub-Custodian or Depository, Custodian shall exercise such ordinary care and diligence as would be employed by a reasonably prudent custodian in verifying proper consummation of the transaction by the Sub-Custodian or Depository.

7.8. Income and Principal. Custodian or its designated Sub-Agents are authorized, as Principal's agent, to surrender against payment maturing obligations and obligations called for redemption, and to collect and receive payments of interest and principal, dividends, warrants, and other things of value in connection with Securities. Absent written instructions from Principal or Manager, funds will remain in the currency of collection upon receipt of payment.

7.9. Foreign Currency Transactions. At the direction of Principal or Manager, as the case may be, Custodian shall convert currency in the Account to other currencies through customary channels including, without limitation, Custodian or any of its affiliates or Sub-Custodian Network, as shall be necessary to effect any transaction directed by Principal or Manager. If Principal or Manager gives Custodian standing instructions to execute foreign currency exchange transactions on Principal’s behalf, such transactions will be performed in accordance with the FX Standing Instructions Defined Spread Program Description as amended from time to time.

7.10. Taxes. Custodian shall pay or cause to be paid from the Account all taxes and levies in the nature of taxes imposed on the Account or the Foreign Securities thereof by any country. Custodian will use reasonable efforts to give the Principal or Manager, as the case may be, advance notice of the imposition of such taxes. The Custodian shall have no responsibility or liability for any obligations now or hereafter imposed on the Principal or the Custodian as custodian of the Principal by the tax law of the United States or of any state or political subdivision thereof or any foreign jurisdiction. The sole responsibilities of the Custodian with regard to such tax law shall be to use reasonable efforts to effect the withholding of local taxes and related charges with regard to market entitlement/payment in accordance with local law and subject to local market practice or custom and to assist Principal with respect to any claim for exemption or refund under the tax law of countries for which Principal has provided such information. Except as specifically provided in this Agreement or otherwise agreed to in writing by the Custodian, the Custodian shall have no independent obligation to determine the tax obligations now or hereafter imposed on Principal by any taxing authority or to obtain or provide information relating thereto, and shall have no obligation or liability with respect to such tax obligations.

7.11. Foreign Tax Reclamation. Custodian shall use reasonable efforts to obtain refunds of taxes withheld on Foreign Securities or the income thereof that are available under applicable tax laws, treaties and regulations subject to Principal's provision of all documentation and certifications as required by U.S. and foreign tax authorities to establish the eligibility of Principal for tax reclamation under applicable law or treaty. Principal hereby agrees to indemnify and hold harmless Custodian and its agents in respect to any liability arising from any underwithholding or underpayment of any tax which results from the inaccuracy or invalidity of any such forms or other documentation, and such obligation to indemnify shall be a continuing obligation of Principal, its successor and assignees, notwithstanding the termination of this Agreement. The Custodian is authorized to disclose any information required by any such tax or other governmental authority in relation to processing any claim for exemption from or reduction or refund of any taxes relating to the Principal’s transactions and holdings.

7.12. Collection Obligations. Custodian shall diligently collect income and principal of Securities which the Custodian has received actual notice in accordance with normal industry practices. However, Custodian shall be under no obligation or duty to take any action to effect collection of any amount if the Securities upon which such amount is payable is in default, or if payment is refused after due demand. Custodian shall notify Principal and Manager promptly of such default or refusal to pay. Custodian shall have no duty to file or pursue any bankruptcy or class action claims with respect to Account, unless indemnified by Principal in manner and amount satisfactory to Custodian provided, however, unless Principal directs otherwise, Custodian will use its best efforts to file claims in class actions and pay any recovery to account, net of Custodian’s fees as disclosed in the fee schedule.

© MUFG Union Bank, N.A. (2018-08-07MFMA)	Page 6 of 15

7.13. Capital Changes. Custodian may, without further instruction from Principal or Manager, exchange temporary certificates and may surrender and exchange Securities for other securities in connection with any reorganization, recapitalization or similar transaction in which the owner of the Securities is not given an option. Custodian has no responsibility to effect any such exchange unless it has received notice of the event permitting or requiring such exchange at the office of Custodian’s designated agents.

7.14. Fractional Interest. Custodian shall sell or distribute all stock distributed by a corporation as a dividend, stock split, or otherwise, unless otherwise instructed.

7.15. Delivery of Instructions and Funds. Instructions and Funds shall be directed to Custodian or Domestic Sub-Custodian, as applicable with respect to the foregoing.

8. CREDITS TO ACCOUNT

8.1. Payment. Custodian may, as a matter of bookkeeping convenience or by separate agreement with the Principal, credit the account with the proceeds from the sale, redemption or other disposition of Securities or interest or dividends or other distributions payable on Securities prior to its actual receipt of final payment; therefore, all such credits shall be conditional until the Custodian’s actual receipt of final payment and may be reversed by Custodian to the extent that final payment is not received. Payment with respect to a transaction will not be final until Custodian receives immediately available funds under which applicable local law, rule and/or practice are irreversible and not subject to any security interest, levy or other encumbrance, and which are specifically applicable to such transaction. Principal acknowledges and agrees that any currency risk associated with such credits will be born by Principal.

8.2. Emerging Market Settlement Dates. Notwithstanding the foregoing Paragraph 8.1, Principal understands and agrees that settlement of Securities transactions is available only on settlement date basis in certain Emerging Markets, which are identified in Appendix A, as amended from time to time.

8.2.1. Cash Deposits. For Emerging Markets with restricted settlement conditions, cash of any currency deposited or delivered to the Account shall be available for use by Principal or Investment Manager only on the business day on which actual receipt of final payment and funds of good value are available to Sub-Custodian in the Account.

8.2.2. Securities. For Emerging Markets with restricted settlement conditions, Securities deposited or delivered to the Account shall be available for use by Principal or Investment Manager only on the business day on which such Securities are held in the nominee name or are otherwise subject to the control of, and in a form for good delivery by, the Sub-Custodian.

9. OVERDRAFT AND INDEBTEDNESS

9.1. Advance Funds. Custodian may advance funds to or for the benefit of Account in connection with the settlement of securities or currency transactions or other activity in the Account including overdrafts or other indebtedness incurred in connection with the settlement of securities transactions, maturity or income payments or funds transfers, Principal agrees to reimburse Custodian on demand the amount of the advance or overdraft and any related fees as established in Custodian's fee schedule or as otherwise established by Custodian. Principal will bear the risk from any currency valuation differences associated with Principal’s reimbursement obligations to Custodian. If Principal fails to timely reimburse Custodian, Custodian shall also have the right to utilize any cash in the Account in order to obtain reimbursement hereunder and to setoff Custodian’s obligations with respect to any deposits or credit balances in the Account against any obligation of Principal hereunder.

9.2. Pledge of Accounts to Secure Repayment. To the extent permissible by applicable law, in order to secure repayment of Account's obligations to Custodian hereunder, Principal hereby pledges and grants to Custodian a continuing lien and security interest in, and right of set-off against, all of Principal’s right, title and interest in and to all Accounts in Principal’s name and the Securities, money and other property now or hereafter held in such Accounts (including proceeds thereof), provided however, that if Principal is comprised of more than one entity, Custodian’s rights under this section shall be limited to the cash, Property or proceeds thereof held in the Account(s) as to which the advance or overdraft relates. In this regard, Custodian shall be entitled to all the rights and remedies of a pledgee and secured creditor under applicable laws, rules or regulations as then in effect. Principal authorizes the Custodian, in the Custodian's sole discretion, at any time to charge any overdraft or indebtedness, together with interest due thereon, against any balance of account standing to the credit of the Principal on the Custodian's books. In addition, the Custodian shall be entitled to utilize available cash and to dispose of such Principal’s Securities to the extent necessary to obtain reimbursement.

© MUFG Union Bank, N.A. (2018-08-07MFMA)	Page 7 of 15

10. CORPORATE ACTIONS, PROXIES AND LITERATURE

10.1. Corporate Actions. Custodian shall notify Manager of the receipt of notices of redemptions, conversions, exchanges, calls, puts, subscription rights, and scrip documents ("Corporate Action(s)"). Custodian need not monitor financial publications for notices of Corporate Actions and shall not be obligated to take any action unless actual notice has been received by Custodian at the offices of its Domestic Sub-Custodian. Custodian's sole responsibility in this regard shall be to give such notices to Principal or Investment Manager, as the case may be, within a reasonable time after Custodian receives them. Custodian has no responsibility to respond or otherwise act with respect to any such notice unless and until Custodian has received timely and appropriate instructions from Principal or Manager. Principal or Manager is responsible to ensure all required documentation and funds are available to Custodian and its agents as required under the terms of the offer or by legal jurisdiction in order for Custodian and its agent to take action on behalf of Account.

10.2. Proxies. Custodian shall forward all proxies and accompanying material actually received by Custodian’s Domestic Sub-Custodian that are issued by any company whose securities are held in the Account to Manager or Principal, as directed. Principal and Manager acknowledge that proxy services are limited in foreign markets and Custodian’s sole responsibility with respect to such proxy materials will be to forward the proxy and accompanying material received by Custodian’s Domestic Sub-Custodian to Principal or Manager. Custodian shall have no duty to translate or retain any material received unless required to do so by law.

10.3. Corporate Literature. Custodian shall have no duty to forward or to retain any other corporate material received by Custodian for the Account unless required to do so by law. Custodian shall have no duty to translate or retain any material received from its Global Sub-Agent Network unless required to do so by law.

10.4. Disclosure to Issuers of Securities. Unless Principal directs Custodian in writing to the contrary, Principal agrees that Custodian or its Domestic Sub-Custodian or its Sub-Agents may disclose the name and address of the party with the authority to vote the proxies of the Securities held in this Account as well as the number of shares held, to any issuer of said Securities or its agents upon the written request of such issuer or agent in conformity with the provisions of the applicable law. Principal acknowledges that Custodian or its Domestic Sub-Custodian or its Sub-Agents may be required under jurisdictional law to disclose to issuers beneficial owner information regardless of Principal’s instructions otherwise.

11. INSTRUCTIONS

11.1. Written. All instructions, directions, and other notices from Principal or Manager to Custodian, except those described in Paragraph 7, given in connection with this Agreement (“Instructions”) shall be in writing, and shall continue in force until changed by subsequent instructions. As used herein, written Instructions include Instructions which may be electronically executed pursuant to the Federal Electronic Signatures in Global and National Commerce Act (ACT) delivered via: (a) e-mail instructions/communications with an affixed Adobe Digital Signature mark, (b) facsimile transmission or email with an imaged or scanned attachment (in portable document or similar format or other similar electronic transmission (receipt confirmed), or (c) secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Custodian, or another method or system specified by the Custodian, as available for use in connection with its services hereunder (“Electronic Means”); provided, however, that Principal and Manager shall provide to the Custodian an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by Principal and Manager, whenever a person is to be added or deleted from the listing. If Principal or Manager elects to give the Custodian Instructions using Electronic Means and the Custodian in its discretion elects to act upon such Instructions, the Custodian’s understanding of such Instructions shall be deemed controlling. Principal understands and agrees that the Custodian cannot determine the identity of the actual sender of such Instructions and that the Custodian shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Custodian have been sent by such Authorized Officer. Principal and Manager shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Custodian and that Principal and Manager and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by Principal and Manager. Pending receipt of written authority, Custodian may in its absolute discretion at any time, accept orally transmitted instructions from Principal or Manager provided Custodian believes in good faith that the instructions are genuine and in such circumstance , Principal or Manager shall promptly confirm such instructions in writing or by Electronic Means. Principal will hold Custodian harmless for the failure of Principal or Manager to send confirmation in writing, the failure of such confirmation to conform to the telephone instructions received or Custodian's failure to produce such confirmation at any subsequent time. Only those individuals as may be designated as described above are authorized to give instructions as described in this Agreement.

© MUFG Union Bank, N.A. (2018-08-07MFMA)	Page 8 of 15

11.2. Reliance on Instructions. Except as otherwise provided herein, all instructions shall be in writing as described in 11.1 and shall continue in force until changed by subsequent instructions. Custodian may assume that any written or oral instructions received hereunder are consistent with the provisions of organizational documents of the Principal or of any vote, resolution or proceeding of the Principal’s board of directors or the Principal’s shareholders, unless and until Custodian receives written instructions to the contrary. The Custodian shall not be liable for any losses, costs or expenses arising directly or indirectly from the Custodian’s reasonable reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. Principal agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Custodian, including without limitation the risk of the Custodian acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Custodian and that there may be more secure methods of transmitting Instructions than the method(s) selected by Principal or Manager; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Custodian promptly upon learning of any compromise or unauthorized use of the security procedures.

12. RIGHT TO RECEIVE ADVICE

12.1. Advice of the Principal. If Custodian is in doubt as to any action it should or should not take under this Agreement, Custodian may request directions or advice, including oral instructions or written instructions, from the Principal.

12.2. Advice of Counsel. If Custodian shall be in doubt as to any question of law pertaining to any action it should or should not take, Custodian may request advice from counsel of its own choosing (who may be counsel for the Principal, the Investment Manager or Custodian, at the option of Custodian).

12.3. Conflicting Advice. In the event of a conflict between directions or advice or oral instructions or written instructions Custodian receives from the Principal, and the advice it receives from counsel, Custodian shall be entitled to rely upon and follow the advice of counsel.

12.4. Protection of Custodian. Custodian shall be indemnified by Principal and without liability for any action Custodian takes or does not take in reliance upon directions or advice or oral instructions or written instructions Custodian receives from or on behalf of the Principal, or from counsel and which Custodian believes, in good faith, to be consistent with those directions or advice or oral instructions or written instructions. Nothing in this paragraph shall be construed so as to impose an obligation upon Custodian (i) to seek such directions or advice or oral instructions or written instructions, or (ii) to act in accordance with such directions or advice or oral instructions or written instructions.

13. ACCOUNTING AND REPORTING

13.1. Cost and Nominal Value. Principal agrees to furnish Custodian with the income tax cost basis and dates of acquisition of all Securities held in the Account to be carried on its records. If Principal does not furnish such information, Custodian shall carry the Securities at any such nominal value it determines, such value to be for bookkeeping purposes only. All statements and reporting of any matters requiring this information will use this nominal value. Custodian shall have no duty to verify the accuracy of the cost basis and dates of acquisition furnished by Principal. Securities purchased in the Account shall be carried at cost.

13.2. Valuations. To the extent that Custodian has agreed to provide pricing or other information services, Custodian is authorized to utilize any vendor (including brokers and dealers of Securities and pricing services embedded in Custodian's securities processing or accounting systems) reasonably believed by Custodian to be reliable to provide such information. Principal understands that certain pricing information with respect to complex financial instruments including, without limitation, derivatives, may be based on calculated amounts rather than actual market transactions and may not reflect actual market values, and that the variance between such calculated amounts and actual market values may or may not be material. Where pricing vendors used by Custodian do not provide information for Securities, Principal or authorized party may advise Custodian regarding the fair market value of, or provide other information with respect to, such held Securities. If Principal or Manager does not provide such information, Custodian shall use the cost or nominal value for such Securities, solely for administrative convenience. Custodian shall not be liable for any loss, damage or expense incurred as a result of errors or omissions with respect to any pricing or other information utilized by Custodian hereunder and shall have no responsibility or duty to ascertain or authenticate the value of pricing applied to any such Security.

© MUFG Union Bank, N.A. (2018-08-07MFMA)	Page 9 of 15

13.3. Activity Reports. Custodian shall provide access to Principal and Manager and other persons authorized by Principal to advices of securities transactions and other information regarding the Account by means of Custodian's online system.

13.4. Statements. Custodian shall provide Principal and Manager Account statements and other reports periodically via paper delivery or electronically by means of the Custodian’s online service or as otherwise as agreed to by Principal and Custodian showing all income and principal transactions and cash positions, and a list of Property. Principal may approve or disapprove any such statement within thirty (30) days of its receipt, and, if no written objections are received within the thirty (30) day period, such statement of Account shall be deemed approved.

Principal acknowledges and agrees that if Custodian’s online service is selected, paper statements will be provided only upon request and that the Custodian’s online statements, trade confirms and related online communications satisfy all of Custodian’s existing legal and contractual obligations to provide statements, reports and confirmations with respect to the account. Printed trade confirmations for trades effected by the Custodian will be available upon request and at no additional cost. Principal and Manager may request printed trade confirmations for other securities transactions from the broker through which they direct such trades.

13.5 . Shared Data. For the purpose of operational efficiencies, including trade settlement, proxy voting, trade reconciliation, performance reporting, on-line access and the like, Custodian, upon direction of the Principal’s appointed Manager, on occasion may send electronic trade, holdings, and or Principal’s information to third party vendors (TPV) who are agents of the aforementioned Manager. Principal’s appointed Manager is responsible for any due diligence and monitoring of TPV with whom they have contracted and the Custodian shall have no obligation to do so.

14. USE OF OTHER BANK SERVICES

14.1. Mutual Fund Investments. Principal or Manager may direct Custodian to invest cash balances carried in the Account in any mutual fund available in the market as permitted by law. These investment directions may include, but are not limited to, money market mutual funds or long equity and fixed income mutual funds. Such funds may be sub-advised by an affiliate or subsidiary of Custodian and/or for which Custodian may also act as the mutual fund’s custodian and/or provide other services for the mutual fund. Principal or Manager shall designate the particular mutual fund that Principal or Manager deems appropriate for the Account. Principal hereby acknowledges that Custodian or its affiliate or subsidiary will receive fees for such services which are in addition to those fees charged by Custodian as agent for the Principal's custody Account.

14.2. Foreign Exchange. Custodian makes available to Principal or Manager foreign exchange services directly with Custodian or through Custodian’s Domestic Sub-Custodian to convert currencies in conjunction with transactions in the Principal’s Account under direction provided in Appendix B, as amended from time to time. Principal acknowledges that Custodian is the counterparty with respect to foreign exchange transactions provided under the Standing Instructions Defined Spread Service (Defined Spread Service) with Custodian’s Domestic Sub-Custodian and are subject to Paragraph 9 of this Agreement.

14.2.1. Standing Instructions Defined Spread Service. Foreign currency exchanges offered under the Defined Spread Service are directed to Custodian’s Domestic Sub-Custodian or, for markets with currency restrictions, to the local market Sub-Agent. Both services may be amended from time to time.

© MUFG Union Bank, N.A. (2018-08-07MFMA)	Page 10 of 15

14.2.2. Direct with Custodian’s Institutional Banking & Markets. Principal or Manager may elect to have foreign currency exchanges provided under separate agreement with Custodian’s Institutional Banking & Markets and performed in accordance with Custodian’s Foreign Exchange Agreement.

Principal acknowledges that (i) Principal or Manager is not obligated to effect foreign currency exchange with Custodian or Custodian’s Domestic Sub-Custodian, (ii) Custodian will make available the relevant data so that Principal or Manager, as the case may be, can independently monitor foreign exchange activities, and (iii) Custodian will receive benefits for such foreign currency transactions as defined in Paragraph 14.2.2 which are in addition to the compensation which Custodian receives for administering the Account.

14.3. Interest Bearing Deposits. Principal or Manager may direct that assets of the Account be invested in deposits with Custodian or Domestic Sub-Custodian as a sweep vehicle or other deposit held in Custodian’s nominee name for the benefit of its clients. Such deposits are covered by FDIC insurance up to the designated value in effect for each beneficial owner.

14.4. Other Transaction Services. Principal or Manager may direct Custodian to utilize for the Account other services or facilities provided by Custodian, its subsidiaries or affiliates. Such services may include, but are not limited to the placing of orders for the purchase or sale of units or shares of any registered investment company, including such registered investment company to which Custodian, MUFG Americas Holdings Corporation, or their subsidiaries or affiliates, manage, provide investment advice, act as custodian or provide other services.

14.5. Credit Facilities. Custodian may, in accordance with its commercial lending practices, enter into a credit facility with Principal for use with the operation of the Account. Such credit facility will be agreed to under separate agreement and subject to the terms and conditions, therein. Principal acknowledges that any such credit facility is subject to the lien provisions of Paragraph 9.2 of this Agreement.

15. CUSTODIAN'S RESPONSIBILITIES AND LIABILITIES

15.1. Standard of Care. In performing the responsibilities delegated to it under this Agreement, the Custodian agrees to exercise reasonable care and shall not be liable for any damages arising out of the Custodian's performance of or failure to perform its duties under this Agreement except to the extent that damages arise directly out of the Custodian's (or its employees’, officers’ or other agents’) willful misfeasance, negligence, or otherwise from a material breach of this Agreement by Custodian.

15.2. Investment Authority. The parties intend that Custodian shall not be considered a fiduciary of the Account.

15.3. Insurance and Force Majeure. Without limiting the generality of Paragraph 15.1 or of any other provision of this Agreement, the Custodian shall not be liable so long as and to the extent that it exercises reasonable care, for any defect in the title, validity or genuineness of any Security or in the evidence of title thereto received by it or delivered by it pursuant to this Agreement. In addition, Custodian (i) shall not be required to maintain any special insurance for the benefit of Principal, and (ii) shall not be liable or responsible for any loss, damage, expense, failure to perform or delay caused by accidents, strikes, fire, flood, war, riot, electrical or mechanical or communication line or facility failures, acts of third parties (including without limitation any messenger, telephone or delivery service), acts of God, war, government action, civil commotion, fire, earthquake, or other casualty or disaster or any other cause or causes which are beyond Custodian’s reasonable control. However, Custodian shall use reasonable efforts to replace Securities lost or damaged due to such causes with securities of the same class and issue with all rights and privileges pertaining thereto. Custodian shall not be liable to Principal for any loss which shall occur as the result of the failure of a Sub-Custodian to exercise reasonable care with respect to the safekeeping of assets to the same extent that Custodian would be liable to Principal if Custodian were holding such securities and cash in its own premises. In the event of a loss of investments for which Custodian is responsible under the terms of this Agreement, Custodian shall replace such investment, or in the event that such replacement cannot be effected, Custodian shall pay to the affected Portfolio the fair market value of such investment based on the last available price as of the close of business in the relevant market on the date that a claim was first made to the Custodian with respect to such loss or such other amount as shall be agreed by the parties. For avoidance of doubt, Custodian shall not be responsible for investment losses due to market fluctuations or circumstances beyond its reasonable control.

© MUFG Union Bank, N.A. (2018-08-07MFMA)	Page 11 of 15

15.4. Legal Proceedings.

15.4.1. Custodian shall not be required to appear in or defend any legal proceedings with respect to the Account or the Securities unless Custodian has been indemnified to its reasonable satisfaction against loss and expense (including reasonable attorneys' fees).

15.4.2. With respect to legal proceedings, Custodian may consult with counsel acceptable to it after written notification to Principal concerning its duties and responsibilities under this Agreement, and shall not be liable for any action taken or not taken in good faith on the advice of such counsel.

15.4.3. To the extent permissible by law or regulation and upon Principal’s request, the Principal shall be subrogated to the rights of the Custodian with respect to any claim for any loss, damage or claim suffered by Principal, in each case to the extent that the Custodian fails to pursue any such claim or Principal is not made whole in respect of such loss, damage or claim.

16. SANCTIONED PERSONS

16.1. Principal and Custodian hereby represents and warrants that neither it nor any of its subsidiaries nor, to the knowledge of Principal or Custodian any affiliate or any director, officer, agent or other Person acting on behalf of Principal or Custodian: (i) is a Sanctioned Person, (ii) has any business affiliation or commercial dealings with, or investments in, any Sanctioned Country or Sanctioned Person or (iii) is the subject of any action or investigation under any Sanctions Laws or Anti-Money Laundering Laws. In addition, neither Principal or Custodian, nor any of its subsidiaries nor, to the knowledge of Principal and Custodian, any affiliate or any director, officer, agent or other Person acting on behalf of Principal or Custodian has taken any action, directly or indirectly, that would result in a violation by such persons of Anti-Corruption Laws; and Principal and Custodian have instituted and maintains policies and procedures designed to ensure continued compliance therewith.

16.2. For the purpose of the foregoing: “Sanctioned Person” means, at any time, any Person (a) that is listed on the Specially Designated Nationals and Blocked Persons list or the Consolidated Sanctions list maintained by OFAC, or any similar list maintained by OFAC, the U.S. Department of State or the United Nations Security Council; (b) that is fifty-percent or more owned, directly or indirectly, in the aggregate by one or more Persons described in clause (a) above; (c) that is operating, organized or resident in a Sanctioned Country or (d) with whom a U.S. Person is otherwise prohibited or restricted by Sanctions Laws from engaging in trade, business or other activities, “Sanctions Laws” means the laws, rules, regulations and executive orders promulgated or administered to implement economic sanctions or anti-terrorism programs by (a) any U.S. Governmental Authority (including, without limitation, OFAC), including Executive Order 13224, the Patriot Act, the Trading with the Enemy Act , the International Emergency Economic Powers Act and the laws, regulations, rules and/or executive orders relating to restrictive measures against Iran; and (b) the United Nations Security Council or any other legislative body of the United Nations. “Sanctioned Country” means a country or territory that is or whose government is subject to a U.S. sanctions program that broadly prohibits dealings with that country, territory or government (including, without limitation, Iran and North Korea).“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and the rules and regulations promulgated thereunder, and all other laws, rules, and regulations of any jurisdiction applicable to Principal or any of its subsidiaries concerning or relating to bribery or corruption.

17. INDEMNITIES AND LIMITATION OF LIABILITY

17.1. In addition to the indemnification provisions contained in this Agreement, Principal agrees to indemnify, defend, and hold harmless Custodian from all liabilities, claims demands, losses and costs including, without limitation, reasonable attorneys' fees and expenses of legal proceedings (“Claims”) resulting from Custodian’s reasonable reliance on instructions received from Principal and the terms of this Agreement. Neither Custodian, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by Custodian’s or its affiliates' own willful misfeasance, negligence or reckless disregard in the performance of Custodian's or its affiliates' activities under this Agreement. The provisions of this Paragraph 16 shall survive termination of this Agreement.

17.2. The Custodian agrees to indemnify Principal and each Portfolio from all Claims as defined in Section 17.1 that a Portfolio may sustain or incur or that may be asserted against a Portfolio arising directly or indirectly out of any action tken or omitted to be taken by Custodian, any Sub-Custodian and any nominee thereof as a result of such party’s refusal or failure to comply with the terms of this Agreement (or any sub-custody agreement), or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreemetn (or any sub-custody agreement). Neither Principal, nor any of its affiliates, shall be indemnified against any liability caused by Principal’s or its affiliates’ own willful misfeasance, bad faith or reckless disregard in the performance of Principal’s or its affiliates’ activities under this Agreement. The provisions of Paragraph 17 shall survive termination of this Agreement.

© MUFG Union Bank, N.A. (2018-08-07MFMA)	Page 12 of 15

17.3. In all cases, each party’s liability under this Agreement shall be limited to the resulting direct loss, if any, incurred by the other party. Under no circumstances shall either party be liable for any incidental, consequential, indirect, punitive, or special damage which the other party may incur or suffer in connection with this Agreement.

18. COMPENSATION AND OTHER CHARGES

18.1. Compensation. Principal shall pay Custodian compensation for its services hereunder as specified in Appendix C and as amended from time to time. Fees shall accrue and be taken in arrears as specified on the active fee schedule and charged to the Account unless Principal has requested that it be billed directly. However, any fees not paid within sixty (60) days of billing will be charged to the Account.

18.2. Expenses. Principal shall reimburse Custodian by debiting the Account for all reasonable out-of-pocket expenses and processing costs incurred by Custodian and Global Sub-Custodian Network in the administration of the Account including, without limitation, reasonable counsel fees incurred by Custodian pursuant to Subparagraph 12.2 of this Agreement.

18.3. Other Compensation for Services. All disbursements from the Account are drawn on an account in the Custodian's or its affiliate's name. Any “float” (earnings from the investment of funds pending negotiation of the disbursement or check) is retained by Custodian or its affiliate as partial compensation for handling such transaction.

19. AMENDMENT, TERM AND TERMINATION

19.1. Amendment. This Agreement may be amended at any time by a written instrument signed by the parties or by Custodian immediately if required by applicable law or upon thirty (30) days written notice to Principal

19.2. Term and Termination. Either party may terminate this Agreement upon 90 days’ written notice. Upon receipt of a termination notice from the Custodian and subject to the receipt by Custodian of all then-due fees, charges and expenses, Custodian shall continue to provide the Services for up to one year from the effective date of the termination notice at the same rates then in effect (the “Continued Services”). In the event Custodian terminates this Agreement or elects to have the Agreement not renew, Custodian shall, upon the Principal’s request, continue to provide the services herein as well as such termination and wind down assistance services reasonably requested by the Principal to facilitate the Prinicipal’s deconversion in an orderly manner to enable continued operation of the Principal’s business without undue interruption or adverse effect for up to two years after expiration or any termination of this Agreement (the “Termination Assistance Period”). During the Termination Assistance Period, the services shall be provided pursuant to the fee schedule for such services in effect during the period immediately preceding the Termination Assistance Period.

In addition, either party may terminate this Agreement at any time (a) for cause, which is material breach of the Agreement not cured within 60 days, in which case termination shall be effective upon written of notice by the non-terminating party, or (b) upon 30 day’s written notice to the other party in the event that either party is adjudged bankrupt or insolvent, or there shall be commenced against such party a case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect. In addition this Agreement will terminate automatically with respect to any Portfolio in connection with the liquidation or reorganization of the Portfolio out of Principal. Upon such termination, Custodian shall deliver or cause to be delivered the Securities, less any amounts due and owing to Custodian under this Agreement, to a successor custodian designated by Principal or, if a successor custodian has not accepted an appointment by the effective date of termination of the Account, to Principal, or as otherwise instructed by Principal. Upon completion of such delivery Custodian shall be discharged of any further liability or responsibility with respect to the Securities so delivered. In the event that Securities or other properties remain in the possession of the Custodian after the date of termination hereof owing to failure of Principal to provide proper instructions, the Custodian shall be entitled to fair compensation for its services during such period as the Custodian retains possession of such securities, funds and other properties and the provisions of this Agreement relating to the duties and obligations of the Custodian shall remain in full force and effect.

20. SUCCESSORS

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors in interest. This Agreement may not be assigned by either party, nor may the duties of either party hereunder be delegated, without the prior written consent of the other party.

© MUFG Union Bank, N.A. (2018-08-07MFMA)	Page 13 of 15

21. GOVERNING LAW

The validity, construction, and administration of this Agreement shall be governed by the applicable laws of the United States from time to time in force and effect and, to the extent not preempted by such laws of the United States, by the laws of the State of California from time to time in force and effect. Any action or proceeding to enforce, interpret or adjudicate the rights and responsibilities of the parties hereunder shall be commenced in the State or Federal courts located in the State of California.

22. NOTICES

Except as otherwise specified herein, all notices, requests, demands and other communications under this Agreement shall be signed and in writing and shall be deemed as having been duly given on the date of service, if served personally on the party to whom notice is to be given, or on the fifth (5) day after mailing, if mailed to the party to whom notice is to be given and properly addressed as follows:

To Principal:	Frost Family of Funds
c/o SEI Investments
One Freedom Valley Drive
Oaks, PA 19456
Attn: Legal Department

To Custodian:	MUFG Union Bank, N.A.
350 California Street, Suite 1700
San Francisco, CA 94104
Attn: Margaret Bond, Director
Facsimile: (877) 823-3601
Email: ITCS_Funds_1@unionbank.com
or margaret.bond@unionbank.com

This agreement and any amendment, notice or other document required to be signed and in writing under this Agreement may be delivered by personal service or U.S. first class mail postage prepaid or via fax, email with an imaged or scanned attachment (such as a .PDF), or similar electronic transmission with electronic signature through Custodian’s online secure messaging service pursuant to security protocols established and agreed by the parties, unless otherwise specified herein. Signatures delivered via fax, email, or similar electronic transmission shall be effective as original signatures in binding the parties and shall be effective upon receipt. Periodic communications related to foreign currencies and global market updates will be available to authorized parties through Custodian’s secure messaging service.

23. CONFIDENTIALITY

All non-public information and advice furnished by either party to the other shall be treated as confidential and will not be disclosed to third parties unless required by law, except Custodian may disclose (a) any information to any government regulator of Custodian or its affiliated entities or as otherwise required by law; and (b) any information to Custodian’s affiliated entities and product and service providers to the extent necessary to provide the financial products and services under this Agreement.

24. EFFECTIVE DATE

This Agreement shall be effective as of the date appearing below, and shall supersede any prior or existing agreements between the parties pertaining to the subject matter hereof.

25. COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and all exhibits, appendices, attachments and amendments hereto may be reproduced by any reasonable means. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

© MUFG Union Bank, N.A. (2018-08-07MFMA)	Page 14 of 15

26. MISCELLANEOUS

Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

ACCEPTED

BY PRINCIPAL:		BY MUFG Union Bank, N.A.

By:	/s/ Dianne Descoteaux	By:	/s/ Brian Swanson
Name:	Dianne Descoteaux	Name:	Brian Swanson
Title:	VP & Secretary	Title:	Vice President
Date:	5/13/19	Date:	5-15-2019

By:		By:	/s/ Louis Nazzaro
Name:		Name:	Louis Nazzaro
Title:		Title:	Vice President
Date:		Date:	5-15-2019

© MUFG Union Bank, N.A. (2018-08-07MFMA)	Page 15 of 15